Exhibit 4

$15,000,000.00

FIFTH AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of

December 5, 2015

among

BASSETT FURNITURE INDUSTRIES, INCORPORATED,

The Initial Guarantors Listed Herein,

and

BRANCH BANKING AND TRUST COMPANY

-i-

(continued)

 -ii-

(continued)

-iii-

(continued)

-iv-

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 5, 2015, among BASSETT FURNITURE INDUSTRIES, INCORPORATED, BASSETT FURNITURE INDUSTRIES OF NORTH CAROLINA, LLC, BASSETT DIRECT STORES, LLC. BASSETT DIRECT NC, LLC, BASSETT DIRECT SC, LLC and BRANCH BANKING AND TRUST COMPANY.

The Borrower, the Guarantors, the Bank and the Bank, as Agent, are parties to the Original Credit Agreement (as defined herein) which provides for the making of loans by the Bank to the Borrower in an aggregate principal amount at any one time outstanding not exceeding $15,000,000.

The parties hereto wish to amend the Original Credit Agreement in certain respects and to restate the Original Credit Agreement to read in its entirety as set forth below. Accordingly, the parties hereto agree that effective on the Restatement Effective Date (as defined herein), the Original Credit Agreement is amended and restated to read in its entirety as follows:

ARTICLE I

definitions

Section 1.01.     Definitions. The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

“Acquisition” means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or any material part of the assets of such Person or of a line or lines of business conducted by such Person.

“Adjusted Monthly Libor Index” has the meaning set forth in Section 2.06(c).

“Advance” shall mean an advance made to the Borrower under this Agreement pursuant to Article II. An Advance is a “Prime Rate Advance” if such Advance is part of a Prime Rate Loan or a “Euro-Dollar Advance” if such Advance is part of a Euro-Dollar Loan.

“Affiliate” of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit Agreement, together with all amendments and supplements hereto.

“Applicable Margin” has the meaning set forth in Section 2.06(a).

“Assigned BHF Leases” means any and all leases of “BHF Stores” with respect to which the Borrower or any of its Consolidated Subsidiaries have assigned or sublet its interest as lessee thereunder.

“Assignee” has the meaning set forth in Section 9.07(c).

“Authority” has the meaning set forth in Section 8.02.

“Bank” means Branch Banking and Trust Company, and its successors and assigns.

“BHF Stores” means existing and future retail furniture stores operating under the “Bassett Home Furnishings” program of the Borrower, as such program is in effect on the Restatement Effective Date.

“Borrower” means Bassett Furniture Industries, Incorporated, a Virginia corporation, and its successors and permitted assigns.

“Borrowing” means a borrowing hereunder consisting of Advances made to the Borrower at the same time by the Bank pursuant to Article II.

“Capital Stock” means any nonredeemable capital stock of the Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than 90 days from the date of acquisition; (ii) time deposits, certificates of deposit and banker’s acceptances of any domestic commercial bank having capital and surplus in excess of $200,000,000 having maturities of not more than 90 days from the date of acquisition; (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) and entered into with any bank meeting the qualifications thereof, the highest credit rating obtainable from Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. and maturing within ninety days after the date of acquisition; and (v) money market funds which invest at least 90% of their assets in the types of securities or instruments described in clauses (i), (ii), (iii) and (iv) above.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq. and its implementing regulations and amendments.

“CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Information System established pursuant to CERCLA.

“Change of Law” shall have the meaning set forth in Section 8.02.

“Closing Certificate” has the meaning set forth in Section 3.01(e).

“Closing Date” means October 25, 2000.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

“Commitment” means $15,000,000.00.

“Compliance Certificate” has the meaning set forth in Section 5.01(d).

“Consolidated Debt to Consolidated Tangible Net Worth Ratio” means, for the four-quarter period ending on the date of measurement, the ratio of the Consolidated Total Debt for such four-quarter period to the Consolidated Tangible Net Worth as of the end of such four-quarter period, prepared in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, for any four-quarter period ending on the date of measurement, the ratio of (i) the Consolidated Net Income before taxes plus Depreciation and Amortization and interest expense for such four-quarter period of the Borrower and its Consolidated Subsidiaries on a consolidated basis, minus distributions to shareholders or other distributions or payments or advances to shareholders (other than for stock repurchases) for such four-quarter period of the Borrower and its Consolidated Subsidiaries on a consolidated basis, plus lease expense for such four-quarter period of the Borrower and its Consolidated Subsidiaries on a consolidated basis to (ii) the Borrower’s and its Consolidated Subsidiaries’ Current Maturities of Long Term Debt plus lease expense for such four-quarter period on a consolidated basis, all as prepared in accordance with GAAP.

“Consolidated Net Income” means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis, but excluding (i) extraordinary gains; (ii) extraordinary non-cash losses and (iii) any equity interests of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary of the Borrower.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated and consolidating financial statements as of such date.

“Consolidated Tangible Net Worth” means, at any time, Stockholders’ Equity, less the sum of the value, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP,

(A)     [Intentionally Omitted];

(B)     All assets which would be treated as intangibles under generally accepted accounting principles, including without limitation goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise), trademarks, tradenames, copyrights, patents and technologies, and unamortized debt discount and expense;

(C)     To the extent not included in (B) of this definition, any amount at which shares of capital stock of the Borrower appear as an asset on the balance sheet of the Borrower and its Consolidated Subsidiaries; and

(D)     Loans or advances to stockholders, directors, officers or employees.

“Consolidated Total Assets” means, at any time, the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP.

“Consolidated Total Debt” means at any date, without duplication, the sum of: (1) all Debt of the Borrower and its Consolidated Subsidiaries, (2) all obligations (absolute or contingent) of the Borrower and its Consolidated Subsidiaries to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument, and (3) all Contingent BHF Liabilities, all as determined in accordance with GAAP.

“Contingent BHF Liabilities” shall mean at any date, without duplication: (i) all indebtedness, liabilities and obligations of any Person in connection with or arising from the acquisition, development, construction or ownership of a “BHF Store” Guaranteed by the Borrower or any of its Consolidated Subsidiaries (or with respect to which the Borrower or any Consolidated Subsidiary has provided a written commitment or agreement to issue such a Guaranty); (ii) all indebtedness, liabilities and obligations of any Person in connection with or arising from a loan Guaranteed by the Borrower or any of its Consolidated Subsidiaries (or with respect to which the Borrower or any Consolidated Subsidiary has provided a written commitment or agreement to issue such a Guaranty); (iii) the Applicable Percentage of all payments that the Borrower or any Consolidated Subsidiary is obligated to make under an Assigned BHF Lease (without giving effect to any assignment or sublease); and (iv) the Applicable Percentage of all payments that any Person (including without limitation a Consolidated Subsidiary of the Borrower), as lessee under a Guaranteed BHF Lease is obligated to make under such Guaranteed BHF Lease; provided, however: (A) if a guaranty issued by the Borrower or Consolidated Subsidiary in connection with a Guaranteed BHF Lease is applicable only during a specified period of time, the amount included in this subitem (iv) of the definition of Contingent BHF Liabilities shall be: (1) limited to the Applicable Percentage of all payments scheduled to be made by any Person as lessee under a Guaranteed BHF Lease during the period during which such guaranty by the Borrower or Consolidated Subsidiary, as the case may be, is effective; and (2) shall be included in the determination of Contingent BHF Liabilities only during the portion of the lease term that such guaranty by the Borrower or Consolidated Subsidiary, as the case may be, is effective; and (B) if the Borrower or Consolidated Subsidiary is primarily liable under a Guaranteed BHF Lease as a tenant or lessee, the amount included in subitem (iv) of the definition of Contingent BHF Liabilities shall include the Applicable Percentage of all payments scheduled to be made by any Person as lessee under such Guaranteed BHF Lease during its term. As used herein, “Applicable Percentage” shall mean 55%.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (i) the value of the capital stock, warrants or options to acquire capital stock of Borrower or any Subsidiary to be transferred in connection therewith, (ii) the amount of any cash and fair market value of other property (excluding property described in clause (i) and the unpaid principal amount of any debt instrument) given as consideration, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Debt incurred, assumed or acquired by the Borrower or any Subsidiary in connection with such Acquisition, (iv) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, (v) all amounts paid in respect of covenants not to compete, consulting agreements that should be recorded on financial statements of the Borrower and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, (vi) the aggregate fair market value of all other consideration given by the Borrower or any Subsidiary in connection with such Acquisition, and (vii) out of pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction, and other similar transaction costs so incurred. For purposes of determining the Cost of Acquisition for any transaction, (A) the capital stock of the Borrower shall be valued (I) in the case of capital stock that is then designated as a national market system security by the National Association of Securities Dealers, Inc. (“NASDAQ”) or is listed on a national securities exchange, the average of the last reported bid and ask quotations or the last prices reported thereon, and (II) with respect to any other shares of capital stock, as determined by the Board of Directors of the Borrower and, if requested by the Bank, determined to be a reasonable valuation by the independent public accountants referred to in Section 5.01(a), (B) the capital stock of any Subsidiary shall be valued as determined by the Board of Directors of such Subsidiary and, if requested by the Bank, determined to be a reasonable valuation by the independent public accountants referred to in Section 5.01(a), and (C) with respect to any Acquisition accomplished pursuant to the exercise of options or warrants or the conversion of securities, the Cost of Acquisition shall include both the cost of acquiring such option, warrant or convertible security as well as the cost of exercise or conversion.

“Current Debt” means the aggregate principal amount of Debt which would in accordance with GAAP, be classified as current debt.

“Current Maturities of Long Term Debt” means all payments in respect of Long Term Debt (excluding any such amounts included within Current Debt) that are required to be made within one year from the date of determination, whether or not the Obligation to make such payments would constitute a current liability of the obligor under GAAP.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all Debt of others Guaranteed by such Person, (x) all obligations of such Person with respect to interest rate protection agreements, foreign currency exchange agreements or other hedging agreements (valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable hedging agreement, if any); and (xi) the principal portion of all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

“Default Rate” means, with respect to the Loan, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin) which may be applicable to the Loan (irrespective of whether any Loan is actually outstanding hereunder).

“Depreciation and Amortization” means for any period an amount equal to the sum of all depreciation and amortization expenses of the Borrower and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP.

“Dividends” means for any period the sum of all dividends paid or declared during such period in respect of any Capital Stock and Redeemable Preferred Stock (other than dividends paid or payable in the form of additional Capital Stock).

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in North Carolina are authorized or required by law to close.

“Domestic Subsidiary” means any Subsidiary which is organized under the laws of any state or territory of the United States of America.

“Eligible Guarantor” means Bassett Furniture Industries of North Carolina, LLC.

“Environmental Authority” means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

“Environmental Authorizations” means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of a Loan Party or any Subsidiary of a Loan Party required by any Environmental Requirement.

“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

“Environmental Notices” means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

“Environmental Requirements” means any legal requirement relating to health, safety or the environment and applicable to a Loan Party, any Subsidiary of a Loan Party or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“Euro-Dollar Business Day” means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

“Euro-Dollar Loan” means the Loan during Interest Periods when the Loan bears or is to bear interest at a rate based upon the London Interbank Offered Rate.

“Euro-Dollar Reserve Percentage” has the meaning set forth in Section 2.06.

“Event of Default” has the meaning set forth in Section 6.01.

“Financing” shall mean (i) any transaction or series of transactions for the incurrence by a Loan Party of any Debt or for the establishment of a commitment to make advances which would constitute Debt of a Loan Party, which Debt is not by its terms subordinate and junior to other Debt of a Loan Party, (ii) an obligation incurred in a transaction or series of transactions in which assets of a Loan Party are sold and leased back, or (iii) a sale of accounts or other receivables or any interest therein, other than a sale or transfer of accounts or receivables attendant to a sale permitted hereunder of an operating division.

“Fiscal Month” means any fiscal month of the Borrower.

“Fiscal Quarter” means any fiscal quarter of the Borrower.

“Fiscal Year” means any fiscal year of the Borrower.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed BHF Leases” means any and all leases of “BHF Stores” with respect to which the Borrower or any of its Consolidated Subsidiaries: (i) have Guaranteed the indebtedness, liabilities or obligations of any Person (including, without limitation, a Consolidated Subsidiary of the Borrower) as tenant or lessee thereunder; and/or (ii) are primarily liable under such lease as a tenant or lessee.

“Guaranteed Obligations” means any and all liabilities, indebtedness and obligations of any and every kind and nature, heretofore, now or hereafter owing, arising, due or payable from the Borrower to the Bank, arising under or evidenced by this Agreement, the Note, the Letter of Credit Agreements, or any other Loan Document.

“Guarantors” shall mean the Initial Guarantors.

“Hazardous Materials” includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. §6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any “hazardous substance”, “pollutant” or “contaminant”, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

“Initial Guarantors” shall mean collectively (i) Bassett Furniture Industries of North Carolina, LLC, a North Carolina limited liability company, (ii) Bassett Direct Stores, LLC, a Virginia limited liability company, (iii) Bassett Direct NC, LLC, a Virginia limited liability company, and (iv) Bassett Direct SC, LLC, a Virginia limited liability company.

“Interest Payment Date” shall mean the first day of each month.

“Interest Period” means a calendar month; provided that the last Interest Period under this Agreement shall end on the Termination Date.

“Investment” means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

“Letter of Credit” means the letters of credit issued by the Bank pursuant to Section 2.03(a) and “Letter of Credit” means any one of such Letters of Credit, as any of such letters of credit may be extended, renewed, replaced or amended from time to time.

“Letter of Credit Advance” means an advance made by the Bank pursuant to Section 2.03(c).

“Letter of Credit Agreement” means any agreement entered into by the Borrower and the Bank pursuant to which a Letter of Credit is issued, as amended, modified or restated from time to time.

“Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means the aggregate outstanding Advances made by the Bank to the Borrower under this Agreement. The Loan shall at all times be a Euro-Dollar Loan, unless such Loan is to be a Prime Rate Loan pursuant to Article VIII herein.

“Loan Documents” means this Agreement, the Note, the Letter of Credit Agreements, the Letters of Credit, any other document evidencing, relating to or securing the Loan or the Letters of Credit, and any other document or instrument delivered from time to time in connection with this Agreement, the Note, the Letter of Credit Agreements, the Letters of Credit, or the Loan, as such documents and instruments may be amended or supplemented from to time.

“Loan Parties” means collectively the Borrower and each Guarantor that is now or hereafter a party to any of the Loan Documents.

“London Interbank Offered Rate” has the meaning set forth in Section 2.06(c).

“Long Term Debt” means the aggregate principal amount of Debt for Money Borrowed which would in accordance with GAAP, be classified as long term debt.

“Margin Stock” means “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other related event or events, act or acts, condition or conditions, occurrence or occurrences, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of the Borrower and its Consolidated Subsidiaries, taken as a whole, (b) the rights and remedies of the Bank under the Loan Documents, or the ability of the Borrower or any other Loan Party to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Proceeds of Capital Stock/Conversion of Debt” means any and all proceeds (whether cash or non-cash) or other consideration received by the Borrower or a Consolidated Subsidiary in respect of the issuance of Capital Stock (including, without limitation, the aggregate amount of any and all Debt converted into Capital Stock), after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Consolidated Subsidiary directly in connection with the issuance of such Capital Stock.

“Net Income” means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

“Note” means the promissory note of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Advances, together with all amendments, consolidations, modifications, renewals and supplements thereto.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Obligations” means the collective reference to all indebtedness, obligations and liabilities to the Bank existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, of the Loan Parties under this Agreement, the Letter of Credit Agreement or any other Loan Document.

“Officer’s Certificate” has the meaning set forth in Section 3.01(f).

“Original Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of October 25, 2000, between the Borrower, the Guarantors, Branch Banking and Trust Company of Virginia, as a Bank, and Branch Banking and Trust Company, as Agent, as modified by that certain First Amendment to Credit Agreement, dated October 5, 2001, as amended and restated by that certain Amended and Restated Credit Agreement between the Borrower, the Guarantors, Branch Banking and Trust Company of Virginia, as a Bank, and Branch Banking and Trust Company, as Agent, as amended and restated by that certain Second Amended and Restated Credit Agreement between the Borrower, the Guarantors, Branch Banking and Trust Company of Virginia, as a Bank, and Branch Banking and Trust Company, as Agent, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated November 21, 2005, as amended and restated by that certain Third Amended and Restated Credit Agreement dated October 31, 2007 among the Borrower, the Guarantors, Branch Banking and Trust Company, as a Bank, and Branch Banking and Trust Company, as Agent, as amended by that certain First Amendment to Third Amended and Restated Credit Agreement, as amended by that certain Second Amendment and Waiver to Third Amended and Restated Credit Agreement and Omnibus Amendment to Guaranty and Note Purchase Agreements dated as of October 6, 2009 , as amended by that certain Third Amendment to Third Amended and Restated Credit Agreement dated as of November 30, 2010, as amended by that certain Fourth Amendment to Third Amended and Restated Credit Agreement dated as of March 4, 2011, as amended and restated by that certain Fourth Amended and Restated Credit Agreement among the Borrower, the Guarantors and Branch Banking and Trust Company, as amended by that certain First Amendment to Fourth Amended and Restated Credit Agreement dated as of December 18, 2012. This Agreement amends, restates and replaces the Original Credit Agreement.

“Participant” has the meaning set forth in Section 9.07(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a limited liability company, a partnership (including without limitation, a joint venture), an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

“Prime Rate” refers to that interest rate so denominated and set by the Bank from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by the Bank. The Bank lends at interest rates above and below the Prime Rate.

“Prime Rate Loan” means the Loan during Interest Periods when the Loan bears or is to bear interest at a rate based upon the Prime Rate.

“Properties” means all real property owned, leased or otherwise used or occupied by a Loan Party or any Subsidiary of a Loan Party, wherever located.

“Quarterly Payment Date” means March 31, June 30, September 30 and December 31 of each year.

“Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person which is at any time prior to the Termination Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Restatement Effective Date” shall have the meaning provided in Section 3.01.

“Stockholders’ Equity” means, at any time, the shareholders’ equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries. Shareholders’ equity generally would include, but not be limited to (i) the par or stated value of all outstanding Capital Stock, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (A) purchases of treasury stock, (B) valuation allowances, (C) receivables due from an employee stock ownership plan, (D) employee stock ownership plan debt guarantees, and (E) translation adjustments for foreign currency transactions.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Taxes” has the meaning set forth in Section 2.12(c).

“Termination Date” means December 5, 2018.

“Third Parties” means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower’s business and on a temporary basis.

“Undrawn Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn under such Letter of Credit at such time and “Undrawn Amounts” means, at any time, the sum of all Undrawn Amounts at such time.

“Unused Commitment” means at any date, with respect to the Bank, an amount equal to the Commitment less the Used Commitment.

“Used Commitment” means at any date, with respect to the Bank, the sum of (A) the aggregate outstanding principal amount of the Advances, (B) the aggregate outstanding principal amount of the Letter of Credit Advances, and (C) the aggregate Undrawn Amounts.

“Wholly Owned Subsidiary” means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower.

Section 1.02.     Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Bank, unless with respect to any such change concurred in by the Borrower’s independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan Documents: (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Bank shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).

Section 1.03.     Use of Defined Terms. All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall otherwise require.

Section 1.04.     Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 1.05.     References. Unless otherwise indicated, references in this Agreement to “Articles”, “Exhibits”, “Schedules”, and “Sections” are references to articles, exhibits, schedules and sections hereof.

ARTICLE II

THE CREDITS

Section 2.01.     Commitment to Make Advances. The Bank agrees, on the terms and conditions set forth herein, to make Advances to the Borrower from time to time before the Termination Date; provided that, immediately after each such Advance is made, the aggregate outstanding principal amount of all Advances by the Bank together with the aggregate outstanding principal amount of all Letter of Credit Advances and Undrawn Amounts shall not exceed the amount of the Commitment. Each Borrowing under this Section shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $500,000.00 (except that any such Borrowing may be in the aggregate amount of the Unused Commitment). Within the foregoing limits, the Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.10, prepay Advances and reborrow under this Section at any time before the Termination Date.

Section 2.02.     Method of Borrowing Advances. (a) The Borrower shall give the Bank notice in the form attached hereto as Exhibit B (a “Notice of Borrowing”) prior to 11:00 A.M. (Winston-Salem, North Carolina time) on the Domestic Business Day of each Borrowing, specifying:

(i)     the date of such Borrowing; and

(ii)     the aggregate amount of such Borrowing.

(b)     [Intentionally Omitted].

(c)     Unless the Bank determines that any applicable condition specified in Article III has not been satisfied, not later than 1:00 P.M. (Winston-Salem, North Carolina time) on the date of each Borrowing, the Bank shall (except as provided in subsection (d) of this Section) make available such Borrowing, in Federal or other funds immediately available in Winston-Salem, North Carolina, to the Borrower at the Bank’s aforesaid address.

Section 2.03.     Letters of Credit.

(a)     The Bank may, from time to time upon request of the Borrower, in its sole discretion issue Letters of Credit for the account of the Borrower, subject to satisfaction of the conditions referenced in Section 3.03.

(b)     Each Letter of Credit shall be subject to the provisions of this Agreement and to the provisions set forth in the Letter of Credit Agreement executed by the Borrower in connection with the issuance of such Letter of Credit. The Borrower agrees to promptly perform and comply with the terms and conditions of each Letter of Credit Agreement.

(c)     The payment by the Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement a Letter of Credit Advance in the amount of such draft.

(d)     [Intentionally Omitted].

(e)     As of the Restatement Effective Date, the existing Letters of Credit are set forth on Schedule 2.03 attached hereto .

(f)     [Intentionally Omitted].

(g)     The Borrower shall pay to the Bank on the earlier of demand and the Termination Date the outstanding principal amount of such Letter of Credit Advance.

(h)     The Bank will notify the Borrower promptly of the presentment for payment of any Letter of Credit (on the date of presentment, if possible, and otherwise on the next Domestic Business Day, it being agreed that such notice may be made by phone), together with notice of the date such payment shall be made.

Section 2.04.     Note. (a) The Advances of the Bank shall be evidenced by a single Note payable to the order of the Bank in an amount equal to the original principal amount of the Commitment.

(b)     [Intentionally Omitted].

(c)     The Bank shall record, and prior to any transfer of its Note shall endorse on the schedule forming a part thereof appropriate notations to evidence, the date, amount and maturity of, and effective interest rate for, each Advance made by it, the date and amount of each payment of principal made by the Borrower with respect thereto and such schedule shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on the Note; provided that the failure of the Bank to make, or any error in making, any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Note or the ability of the Bank to assign the Note. The Bank is hereby irrevocably authorized by the Borrower so to endorse the Note and to attach to and make a part of the Note a continuation of any such schedule as and when required.

Section 2.05.     Maturity of Loans. Each Advance included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, subject to Section 6.01, on the Termination Date.

Section 2.06.     Interest Rates. (a) “Applicable Margin” shall mean 1.40%.

(b)     During each Interest Period in which the Loan is a Prime Rate Loan, such Prime Rate Loan shall bear interest on the outstanding principal amount thereof, for each day during the applicable Interest Period, at a rate per annum equal to the Prime Rate for such day plus the Applicable Margin. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Prime Rate Loan shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

(c)     During each Interest Period in which the Loan is a Euro-Dollar Loan, such Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of: (1) the Applicable Margin, plus (2) the applicable Adjusted Monthly Libor Index for such Interest Period. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

The “Adjusted Monthly Libor Index” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

The “London Interbank Offered Rate” applicable to any Euro-Dollar Loan means for the Interest Period of such Euro-Dollar Loan the rate per annum determined on the basis of the rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Loan offered for a term comparable to such Interest Period, which rate appears on the display designated as Page “3750” of the Telerate Service (or such other page as may replace page 3750 of that service or such other service or services as may be nominated by the British Banker’s Association for the purpose of displaying London Interbank Offered Rates for U.S. dollar deposits) determined as of 11:00 a.m. London, England time, on the first day of such Interest Period or on the immediately preceding Euro-Dollar Business Day if the first day of such Interest Period is not a Euro-Dollar Business Day.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on such Euro-Dollar Loan is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the Bank to United States residents). The Adjusted Monthly Libor Index shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

(d)     The Loan shall at all times be a Euro-Dollar Loan unless the Loan is to be a Prime Rate Loan pursuant to Article VIII herein. Interest shall be payable for each Interest Period on the Interest Payment Date immediately succeeding the last day of the Interest Period; provided that: (1) all accrued unpaid interest on the Loan shall be paid in full on the Termination Date; and (2) should the Commitment be terminated at any time prior to the Termination Date for any reason, any and all accrued unpaid interest shall be paid on the date of such termination.

(e)     Each Letter of Credit Advance shall bear interest on the outstanding principal amount thereof, payable on demand, for each day from the date such Letter of Credit Advance is made until paid in full at a rate per annum equal to the Default Rate applicable to Euro-Dollar Loans.

(f)     The Bank shall determine each interest rate applicable to the Loan hereunder. The Bank shall give prompt notice to the Borrower by telecopy of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(g)     After the occurrence and during the continuance of a Default, the principal amount of the Loans (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Bank, bear interest at the Default Rate; provided, however, that automatically any overdue principal of and, to the extent permitted by law, overdue interest on the Loan shall bear interest payable on demand, for each day until paid, at a rate per annum equal to the Default Rate.

(h)     [Intentionally Omitted].

Section 2.07.     Fees. (a) [Intentionally Omitted].

(b)     The Borrower shall pay to the Bank, with respect to each Letter of Credit, a per annum letter of credit fee (the “Letter of Credit Fee”) equal to the product of: (i) the aggregate average daily Undrawn Amounts, times (ii) a per annum percentage equal to 1.0% (determined in accordance with Section 2.13 hereof). Such Letter of Credit Fees shall be payable in arrears for each Letter of Credit on each Quarterly Payment Date during the term of each respective Letter of Credit and on the Termination Date (whether at its stated expiry date or earlier).

(c)     The Borrower shall pay to the Bank an unused commitment fee equal to the product of: (i) the aggregate of the daily average amounts of the Unused Commitment times (ii) a per annum percentage equal to 0.125%. Such unused commitment fee shall accrue from and including December 5, 2015 to and including the Termination Date. Unused commitment fees shall be payable quarterly in arrears on each Quarterly Payment Date and on the Termination Date; provided, that should the Commitment be terminated at any time prior to the Termination Date for any reason, the entire accrued and unpaid fee shall be paid on the date of such termination.

(d)     [Intentionally Omitted].

Section 2.08.     [Intentionally Omitted].

Section 2.09.     Termination of Commitment. The Commitment shall terminate on the Termination Date and any Advances and if demand had not been earlier made Letter of Credit Advances then outstanding (together with accrued interest thereon) shall be due and payable on such date.

Section 2.10.     Optional Prepayments. The Borrower may prepay the Loan in whole at any time, or from time to time in part in amounts aggregating at least $10,000.00, or any larger multiple of $1,000.00, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay the Advances.

Section 2.11.     Mandatory Prepayments. (a) On the date on which the Commitment is terminated pursuant to Section 2.09, the Borrower shall repay or prepay such principal amount of the outstanding Advances (together with interest accrued thereon and any amounts due under Section 8.05(a)) as may be necessary so that after such payment the aggregate unpaid principal amount of the Advances, together with the aggregate principal amount of all Letter of Credit Advances and Undrawn Amounts does not exceed the aggregate amount of the Commitment as then reduced. Each such payment or prepayment shall be applied to repay or prepay the Advances.

(b)     In the event that the aggregate principal amount of all Advances, together with the aggregate principal amount of the Letter of Credit Advances and Undrawn Amounts at any one time outstanding shall at any time exceed the aggregate amount of the Commitment at such time, the Borrower shall immediately repay so much of the Advances as is necessary in order that the aggregate principal amount of the Advances thereafter outstanding, together with the aggregate principal amount of the Letter of Credit Advances and Undrawn Amounts shall not exceed the aggregate amount of the Commitment at such time.

Section 2.12.     General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loan and of fees hereunder, not later than 11:00 A.M. (Winston-Salem, North Carolina time) on the date when due, in Federal or other funds immediately available in Winston-Salem, North Carolina, to the Bank at its address referred to in Section 9.01.

(b)     Whenever any payment of principal of, or interest on, the Advances or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(c)     All payments of principal, interest and fees and all other amounts to be made by the Borrower pursuant to this Agreement with respect to any Advance or fee relating thereto shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at anytime hereafter imposed by any governmental authority or by any taxing authority thereof or therein (all such non-excluded taxes, imposts, levies, duties, deductions or withholdings of any nature being “Taxes”). In the event that the Borrower is required by applicable law to make any such withholding or deduction of Taxes with respect to any Advance or fee or other amount, the Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to the Bank in respect of which such deduction or withholding is made all receipts and other documents evidencing such payment and shall pay to the Bank additional amounts as may be necessary in order that the amount received by the Bank after the required withholding or other payment shall equal the amount the Bank would have received had no such withholding or other payment been made. If no withholding or deduction of Taxes are payable in respect of any Advance or fee relating thereto, the Borrower shall furnish the Bank, at the Bank’s request, a certificate from each applicable taxing authority or an opinion of counsel acceptable to the Bank, in either case stating that such payments are exempt from or not subject to withholding or deduction of Taxes. If the Borrower fails to provide such original or certified copy of a receipt evidencing payment of Taxes or certificate(s) or opinion of counsel of exemption, the Borrower hereby agrees to compensate the Bank for, and indemnify them with respect to, the tax consequences of the Borrower’s failure to provide evidence of tax payments or tax exemption.

In the event the Bank receives a refund of any Taxes paid by the Borrower pursuant to this Section 2.12, it will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided, however, if at any time thereafter it is required to return such refund, the Borrower shall promptly repay to it the amount of such refund.

Section 2.13.     Computation of Interest and Fees. Interest on the Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Facility fees, letter of credit fees and any other fees (excluding Facing Fees) payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.14.     [Intentionally Omitted].

Section 2.15.     [Intentionally Omitted].

Section 2.16.     [Intentionally Omitted]

Section 2.17.     [Intentionally Omitted]

ARTICLE III

CONDITIONS TO BORROWINGS

Section 3.01.     Effectiveness of Agreement. This Agreement shall become effective on the date (the “Restatement Effective Date”) on which the Bank receives the following documents and evidence of satisfaction of the following conditions:

(a)     receipt by the Bank from each of the parties hereto of a duly executed counterpart of this Agreement signed by such party;

(b)     receipt by the Bank of a duly executed Note complying with the provisions of Section 2.04;

(c)     receipt by the Bank of an opinion of Jay R. Hervey, Esq., Vice President, Secretary and General Counsel of the Borrower and the Guarantors, dated as of the Restatement Effective Date, substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Bank may reasonably request;

(d)     [Intentionally Omitted];

(e)     receipt by the Bank of a certificate (the “Closing Certificate”), dated the date of the Restatement Effective Date, substantially in the form of Exhibit G hereto, signed by a principal financial officer of each Loan Party, to the effect that (i) no Default has occurred and is continuing on the date of such the Restatement Effective Date and (ii) the representations and warranties of the Loan Parties contained in Article IV are true on and as of the date of the Restatement Effective Date;

(f)     receipt by the Bank of all documents which the Bank may reasonably request relating to the existence of each Loan Party, the authority for and the validity of this Agreement, the Note and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Bank, including without limitation a certificate of incumbency of each Loan Party (the “Officer’s Certificate”), signed by the Secretary or an Assistant Secretary of the respective Loan Party, substantially in the form of Exhibit H hereto, certifying as to the names, true signatures and incumbency of the officer or officers of the respective Loan Party, authorized to execute and deliver the Loan Documents, and certified copies of the following items: (i) the Loan Party’s Certificate of Incorporation or Articles of Organization, as the case may be, (ii) the Loan Party’s Bylaws or Operating Agreement, as the case may be, (iii) a certificate of the Secretary of State of such Loan Party’s State of organization as to the good standing of such Loan Party, and (iv) the action taken by the Board of Directors of the Loan Party authorizing the Loan Party’s execution, delivery and performance of this Agreement, the Note and the other Loan Documents to which the Loan Party is a party;

(g)     [Intentionally Omitted];

(h)     receipt and approval by the Bank of the insurance required under this Agreement; and

(i)     such other documents or items as the Bank or its counsel may reasonably request.

Section 3.02.     Conditions to All Borrowings. The obligation of the Bank to make an Advance on the occasion of each Borrowing is subject to the satisfaction of the following conditions:

(a)     receipt by the Bank of Notice of Borrowing as required by Section 2.02;

(b)     the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing;

(c)     the fact that the representations and warranties of the Loan Parties contained in Article IV of this Agreement shall be true, in all material respects, on and as of the date of such Borrowing, except to the extent explicitly relating to a specified date; and

(d)     the fact that, immediately after such Borrowing, the Used Commitment will not exceed the Commitment.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Loan Parties on the date of such Borrowing as to the truth and accuracy of the facts specified in clauses (b), (c) and (d) of this Section.

Section 3.03.     Conditions to Issuance of Letters of Credit. The issuance of each Letter of Credit shall be subject to satisfaction of the conditions set forth in the related Letter of Credit Agreement and satisfaction of the following conditions:

(a)     the fact that, immediately before and after the issuance of such Letter of Credit, no Default shall have occurred and be continuing;

(b)     the fact that the representations and warranties of the Loan Parties contained in Article IV of this Agreement shall be true, in all material respects, on and as of the date of issuance of such Letter of Credit, except to the extent explicitly relating to a specified date;

(c)     the fact that, immediately after the issuance of such Letter of Credit, the Used Commitment will not exceed the Commitment; and

(d)     no Letter of Credit shall have an expiry date or termination date on or after the earlier of: (1) the date twelve months after the date of the issuance of such Letter of Credit; or (2) the date two Domestic Business Days prior to the Termination Date.

Section 3.04.     Contingent BHF Liabilities. The obligation of the Bank to make an Advance on the occasion of any Borrowing that would cause the outstanding principal amount of all Advances to exceed $3,000,000 is subject to the condition that: neither the Borrower nor any Consolidated Subsidiary shall have, directly or indirectly, issued, assumed, created, incurred or suffered to exist any Contingent BHF Liability except for Contingent BHF Liabilities, the aggregate outstanding principal amount of which shall not at the time of such Advance exceed $100,000,000 in the aggregate.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant that:

Section 4.01.     Existence and Power. Each Loan Party is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.02.     Organizational and Governmental Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement, the Note and the other Loan Documents (i) are within each Loan Party’s organizational powers, (ii) have been duly authorized by all necessary organizational action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation, articles of organization, operating agreement or by-laws of each Loan Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon each Loan Party or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Loan Parties or any of their respective Subsidiaries.

Section 4.03.     Binding Effect. This Agreement constitutes a valid and binding agreement of the Loan Parties enforceable in accordance with its terms, and the Note and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Loan Parties enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

Section 4.04.     Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of November 29, 2014 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, reported on by Ernst & Young, LLP., copies of which have been delivered to the Bank, and the unaudited but reviewed consolidated financial statements of the Borrower for the interim period ended August 29, 2015, copies of which have been delivered to the Bank, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

(b)     Since November 29, 2014, there has been no event, act, condition or occurrence having a Material Adverse Effect.

Section 4.05.     Litigation. There is no action, suit or proceeding pending, or to the knowledge of the Loan Parties threatened, against or affecting the Loan Parties or any of their respective Subsidiaries before any court or arbitrator or any governmental body, agency or official which could have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of, or could impair the ability of the Loan Parties to perform their respective obligations under, this Agreement, the Note or any of the other Loan Documents.

Section 4.06.     Compliance with ERISA. (a) The Loan Parties and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

(b)     Neither the Loan Parties nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

Section 4.07.     Taxes. There have been filed on behalf of the Loan Parties and their respective Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Loan Parties or any Subsidiary have been paid. The charges, accruals and reserves on the books of the Loan Parties and their respective Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Loan Parties, adequate.

Section 4.08.     Subsidiaries. Each of the Loan Party’s Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. No Loan Party has any Subsidiaries except those Subsidiaries listed on Schedule 4.08, which accurately sets forth each such Subsidiary’s complete name and jurisdiction of incorporation.

Section 4.09.     Not an Investment Company. No Loan Party nor any Subsidiary of a Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.10.     [Intentionally Omitted].

Section 4.11.     Ownership of Property; Liens. Each of the Loan Parties and their respective Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.14.

Section 4.12.     No Default. No Loan Party nor any of their respective Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 4.13.     Full Disclosure. All information heretofore furnished by any Loan Party to the Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by any Loan Party to the Bank will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. Each Loan Party has disclosed to the Bank in writing any and all facts which could have or cause a Material Adverse Effect.

Section 4.14.     Environmental Matters. (a) No Loan Party nor any Subsidiary of a Loan Party is subject to any Environmental Liability which could have or cause a Material Adverse Effect and no Loan Party nor any Subsidiary of a Loan Party has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA which could have or cause a Material Adverse Effect. None of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

(b)     No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Loan Parties, at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides, finishing materials, glues and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, and managed or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements.

(c)     The Loan Parties, and each of their respective Subsidiaries and Affiliates, has procured all Environmental Authorizations necessary for the conduct of its business, and is in compliance with all Environmental Requirements in connection with the operation of the Properties and the Loan Party’s, and each of their respective Subsidiary’s and Affiliate’s, respective businesses.

Section 4.15.     Compliance with Laws. Each Loan Party and each Subsidiary of a Loan Party is in compliance with all applicable laws, including, without limitation, all Environmental Laws, except where any failure to comply with any such laws would not, alone or in the aggregate, have a Material Adverse Effect.

Section 4.16.     Capital Stock. All Capital Stock, debentures, bonds, notes and all other securities of each Loan Party and their respective Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including, but not limited to, the “Blue Sky” laws of all applicable states and the federal securities laws. The issued shares of Capital Stock of the Loan Party’s respective Wholly Owned Subsidiaries are owned by the Loan Parties free and clear of any Lien or adverse claim. At least a majority of the issued shares of capital stock of each of the other Subsidiaries of the Loan Parties (other than Wholly Owned Subsidiaries) is owned by the respective Loan Parties free and clear of any Lien or adverse claim.

Section 4.17.     Margin Stock. No Loan Party nor any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X.

Section 4.18.     Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Advances under this Agreement, no Loan Party will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

Section 4.19.     [Intentionally Omitted].

Section 4.20.     Labor Matters. There are no significant strikes, lockouts, slowdowns or other labor disputes against any Loan Party or any Subsidiary of any Loan Party pending or, to the knowledge of any Loan Party, threatened, that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The hours worked by and payment made to employees of the Loan Parties and each Subsidiary of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable federal, state or foreign law dealing with such matters, where such violations could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 4.21.     Patents, Trademarks, Etc. To the best of their knowledge, the Loan Parties and each Subsidiary of a Loan Party owns, or is licensed to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes, service marks and rights with respect to the foregoing that are (a) used in or necessary for the conduct of their respective businesses as currently conducted and (b) material to the businesses, assets, operations, properties, prospects or condition (financial or otherwise) of the Loan Parties and their respective Subsidiaries taken as a whole. To the best of their knowledge, the use of such patents, trademarks, trade names, copyrights, technology, know-how, processes and rights with respect to the foregoing by the Loan Parties and their respective Subsidiaries, does not infringe on the rights of any Person. The Loan Parties have delivered to the Bank a schedule setting forth all registered patents, trademarks and copyrights owned by, or licensed to, the Loan Parties.

ARTICLE V

COVENANTS

The Loan Parties agree, jointly and severally, that, so long as the Bank has any Commitment hereunder or any amount payable under any Note remains unpaid:

Section 5.01.     Information. The Borrower will deliver to the Bank:

(a)     as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by Ernst & Young, LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Bank;

(b)     as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all reviewed by the accountants referenced in (a) above and certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the Chief Financial or Accounting Officer of the Borrower, any of which may be satisfied by providing copies of Borrower’s filed 10-Qs and 10-Ks together with Section 906 certifications;

(c)     [Intentionally Omitted];

(d)     during any period in which the principal outstanding amount of all Advances exceeds $3,000,000, simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate, substantially in the form of Exhibit I (a “Compliance Certificate”), of the Chief Financial or Accounting Officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 3.04, 5.35, 5.38 and 5.39 on the date of such financial statements, and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Loan Parties are taking or propose to take with respect thereto;

(e)     [Intentionally Omitted];

(f)     within 5 Domestic Business Days after the Borrower becomes aware of the occurrence of any Default, a certificate of the Chief Financial or Accounting Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(g)     promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(h)     promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

(i)     if and when the Borrower or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(j)     promptly after the Borrower knows of the commencement thereof, notice of any litigation, dispute or proceeding involving a claim against a Loan Party and/or any Subsidiary of a Loan Party for $1,000,000.00 or more in excess of amounts covered in full by applicable insurance; and

(k)     [Intentionally Omitted];

(l)     [Intentionally Omitted];

(m)     [Intentionally Omitted];

(n)     [Intentionally Omitted];

(o)     [Intentionally Omitted]; and

(p)     from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Bank may reasonably request.

Section 5.02.     Inspection of Property, Books and Records. The Borrower will (i) keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; (ii) permit, and will cause each Subsidiary of the Borrower and Guarantors to permit the Bank, or its designee, at the expense of the Borrower and Guarantors, to perform periodic field audits and investigations of the Borrower and the Guarantors; and (iii) permit, and will cause each Subsidiary to permit, with reasonable prior notice which notice shall not be required in the case of an emergency, representatives of the Bank at the Bank’s expense prior to the occurrence of an Event of Default and at the Borrower’s expense after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

Section 5.03.     [Intentionally Omitted].

Section 5.04.     [Intentionally Omitted].

Section 5.05.     [Intentionally Omitted].

Section 5.06.     [Intentionally Omitted].

Section 5.07.     [Intentionally Omitted]

Section 5.08.     [Intentionally Omitted].

Section 5.09.     [Intentionally Omitted].

Section 5.10.     [Intentionally Omitted].

Section 5.11.     [Intentionally Omitted].

Section 5.12.     [Intentionally Omitted];

Section 5.13.     [Intentionally Omitted].

Section 5.14.     Negative Pledge. No Loan Party nor any Subsidiary of a Loan Party will voluntarily create or assume any Lien on any of its accounts (as such term is defined in the Uniform Commercial Code as adopted in Virginia), inventory (as such term is defined in the Uniform Commercial Code as adopted in Virginia) or the proceeds thereof.

Section 5.15.     Maintenance of Existence. Each Loan Party shall, and shall cause each Subsidiary of a Loan Party to, maintain its organizational existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained; provided that a Subsidiary of a Loan Party may be dissolved with the Bank’s prior written consent if: (1) such Subsidiary is not a Loan Party; and (2) the total assets of such Subsidiary are less than $50,000.

Section 5.16.     Dissolution. No Loan Party nor any Subsidiary of a Loan Party shall suffer or permit dissolution or liquidation either in whole or in part, except through corporate reorganization to the extent permitted by Section 5.17.

Section 5.17.     Consolidations, Mergers and Sales of Assets. No Loan Party will, nor will it permit any Subsidiary of a Loan Party to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) a Loan Party may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Loan Party is the corporation surviving such merger, (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, and (iv) if the Borrower merges with another Loan Party, the Borrower is the corporation surviving such merger, (b) Subsidiaries of a Loan Party (excluding Loan Parties) may merge with one another, (c) a Loan Party (other than the Borrower or an Eligible Guarantor) may transfer all or any part of its assets to another Loan Party, (d) a Loan Party may sell Inventory in the ordinary course of business and for fair value, and (e) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit, during any Fiscal Quarter, a transfer of assets or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) unless the aggregate assets to be so transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets transferred (excluding assets transferred under Sections 5.17(d)), and all other assets utilized in all other business lines or segments discontinued, during such Fiscal Quarter and the immediately preceding three Fiscal Quarters have a fair market value or book value whichever is greater (determined with respect to each such asset transferred or discontinued) of more than $20,000,000.

Section 5.18.     Use of Proceeds. No portion of the proceeds of the Loan will be used by the Borrower or any Subsidiary (i) in connection with, either directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (iii) for any purpose in violation of any applicable law or regulation. Except as otherwise provided herein, the proceeds of the Loan shall be used for general corporate purposes and working capital.

Section 5.19.     Compliance with Laws; Payment of Taxes. Each Loan Party will, and will cause each Subsidiary of a Loan Party and each member of the Controlled Group to, comply with applicable laws in all material respects (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued. Each Loan Party will, and will cause each Subsidiary of a Loan Party to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of a Loan Party or any Subsidiary of a Loan Party, except liabilities being contested in good faith by appropriate proceedings diligently pursued and against which, if requested by the Bank, the Borrower shall have set up reserves in accordance with GAAP.

Section 5.20.     Insurance. Each Loan Party will maintain, and will cause each Subsidiary of a Loan Party to maintain (either in the name of such Loan Party or in such Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

Section 5.21.     Change in Fiscal Year. Each Loan Party will not change its Fiscal Year without the consent of the Bank.

Section 5.22.     Maintenance of Property. Each Loan Party shall, and shall cause each Subsidiary of a Loan Party to, maintain all of its properties and assets (excluding assets that are obsolete or no longer useful in such Loan Party’s business) in good condition, repair and working order, ordinary wear and tear excepted.

Section 5.23.     Environmental Notices. Each Loan Party shall furnish to the Bank prompt written notice of all material Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing.

Section 5.24.     Environmental Matters. No Loan Party or any Subsidiary of a Loan Party will, nor will any Loan Party permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials such as cleaning solvents, pesticides, finishing materials, glues, petroleum products, and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements.

Section 5.25.     Insurance. In addition to and cumulative with any other requirements herein imposed on the Borrower and Guarantors with respect to insurance, the Borrower, Guarantors and the Subsidiaries of the Borrower and Guarantors shall maintain insurance with insurance companies satisfactory to the Bank on such of their respective properties and assets, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, but in any event to include public liability, worker’s compensation, business interruption, malicious mischief, errors and omissions, loss, damage, flood, windstorm, fire, theft, extended coverage and product liability insurance in amounts satisfactory to the Bank, which insurance shall not be cancellable or altered (or the coverage thereunder reduced or restricted) by the Borrower, Guarantor or any Subsidiary of the Borrower and Guarantors, unless with the prior written consent of the Bank, or by the insurer of the Borrower and Guarantors, unless with at least 30 days advance written notice to the Bank thereof. The Borrower and Guarantors shall deliver to the Bank on the Closing Date and at such other times as the Bank may request, a detailed list of such insurance then in effect stating the names of the insurance companies, the amounts and rates of insurance, the date of expiration thereof, the properties and risks covered thereby and the insured with respect thereto, and, within 30 days after notice in writing from the Bank, obtain such additional insurance as the Bank may reasonably request. The Borrower and Guarantors will pay all premiums on the insurance referred to herein as and when they become due and shall do all things necessary to maintain the insurance in effect. If the Borrower or any Guarantor shall default in its obligation hereunder to insure their properties and assets in a manner satisfactory to the Bank, then the Bank shall have the right (but not the obligation) to procure such insurance and to charge the costs of same to the Borrower and Guarantors, which costs shall be added to and become a part of the unpaid principal amount of the Obligations, shall bear interest at the Default Rate applicable to Euro-Dollar Loans or the highest contract rate permitted by applicable law whichever is less; such interest shall be payable on demand by the Bank.

Section 5.26.     Environmental Release. Each Loan Party agrees that upon the occurrence of an Environmental Release at or on any of the Properties it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

Section 5.27.     Additional Covenants, Etc. In the event that at any time this Agreement is in effect or the Note remains unpaid any Loan Party shall enter into any agreement, guarantee, indenture or other instrument governing, relating to, providing for commitments to advance or guaranteeing any Financing or to amend any terms and conditions applicable to any Financing, which agreement, guarantee, indenture or other instrument includes covenants, warranties, representations, defaults or events of default (or any other type of restriction which would have the practical effect of any of the foregoing, including, without limitation, any “put” or mandatory prepayment of such debt) or other terms or conditions not substantially as, or in addition to those, provided in this Agreement or any other Loan Document, or more favorable to the lender or other counterparty thereunder than those provided in this Agreement or any other Loan Document, the Loan Party shall promptly so notify the Bank. Thereupon, if the Bank shall request by written notice to the Loan Parties, the Loan Parties and the Bank shall enter into an amendment to this Agreement providing for substantially the same such covenants, warranties, representations, defaults or events of default or other terms or conditions as those provided for in such agreement, guarantee, indenture or other instrument, to the extent required and as may be selected by the Bank, such amendment to remain in effect, unless otherwise specified in writing by the Bank, for the entire duration of the stated term to maturity of such Financing (to and including the date to which the same may be extended at the option of the Loan Party), notwithstanding that such Financing might be earlier terminated by prepayment, refinancing, acceleration or otherwise, provided that if any such agreement, guarantee, indenture or other instrument shall be modified, supplemented, amended or restated so as to modify, amend or eliminate from such agreement, guarantee, indenture or other instrument any such covenant, warranty, representation, default or event of default or other term or condition so made a part of this Agreement, then unless required by the Bank pursuant to this Section, such modification, supplement or amendment shall not operate to modify, amend or eliminate such covenant, warranty, representation, default or event of default or other term or condition as so made a part of this Agreement.

Section 5.28.     [Intentionally Omitted].

Section 5.29.     [Intentionally Omitted].

Section 5.30.     [Intentionally Omitted].

Section 5.31.     Subsidiaries, Partnerships and Joint Ventures. No Loan Party shall: (1) create, acquire, form or otherwise permit to exist, any Subsidiary other than Subsidiaries that are Subsidiaries existing on the date hereof and described on Schedule 4.08; or (2) become a general partner in any general or limited partnership or joint venture; provided that: (1) so long as Schedule 4.08 is revised within fifteen (15) Domestic Business Days after the date that a Subsidiary is created, acquired or formed, a Loan Party may create, acquire or form a Subsidiary so long as after, and as a result of, giving pro forma effect to such creation, acquisition or formation no Default or Event of Default shall occur or exist ; and (2) a Subsidiary of a Loan Party that is a corporation or limited liability company may become a general partner in a general or limited partnership or joint venture so long as the sole assets of such Subsidiary consist of its interest in such partnership or joint venture and after giving pro-forma effect to such action, no Default or Event of Default (including, without limitation, a breach of any limitation set forth in Section 5.13) shall occur or exist.

Section 5.32.     [Intentionally Omitted].

Section 5.33.     [Intentionally Omitted].

Section 5.34.     [Intentionally Omitted].

Section 5.35.     Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth will at no time be less than $145,000,000.

Section 5.36.     [Intentionally Omitted].

Section 5.37.     [Intentionally Omitted].

Section 5.38.     Consolidated Fixed Charge Coverage Ratio. The Borrower and its Consolidated Subsidiaries shall maintain a Consolidated Fixed Charge Coverage Ratio of not less than 1.4 to 1 as of the end of each fiscal year of the Borrower and its Consolidated Subsidiaries.

Section 5.39.     Consolidated Debt to Consolidated Tangible Net Worth Ratio. The Borrower and its Consolidated Subsidiaries shall not permit the Consolidated Debt to Consolidated Tangible Net Worth Ratio to exceed 1.0 to 1 at any time.

Section 5.40.     Deposit Accounts. The Borrower shall maintain all of its primary deposit accounts, including without limitation its primary operating deposit accounts, with the Bank.

ARTICLE VI

DEFAULTS

Section 6.01.     Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)     the Borrower shall fail to pay when due any principal of the Loan (including, without limitation, any Advance) or shall fail to pay any interest on the Loan (including, without limitation, any Advance) within five Domestic Business Days after such interest shall become due, or any Loan Party shall fail to pay any fee or other amount payable hereunder within five Domestic Business Days after such fee or other amount becomes due; or

(b)     any Loan Party shall fail to observe or perform any covenant contained in Sections 5.02(ii), 5.14 to 5.18, inclusive, or Sections 5.21, 5.35, 5.38, 5.39 or 5.40; or

(c)     any Loan Party shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by clause (a) or (b) above) for thirty days after the earlier of (i) the first day on which any Loan Party has knowledge of such failure or (ii) written notice thereof has been given to the Borrower by the Bank; or

(d)     any representation, warranty, certification or statement made or deemed made by the Loan Parties in Article IV of this Agreement or in any financial statement, material certificate or other material document delivered pursuant to this Agreement shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

(e)     any Loan Party or any Subsidiary of a Loan Party shall fail to make any payment in respect of Debt in an aggregate amount outstanding in excess of $1,000,000 (other than the Note) when due or within any applicable grace period; or

(f)     any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding of any Loan Party or any Subsidiary of a Loan Party in an aggregate amount in excess of $1,000,000 or the mandatory prepayment or purchase of such Debt by any Loan Party (or its designee) or such Subsidiary of a Loan Party (or its designee) prior to the scheduled maturity thereof, or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

(g)     any Loan Party or any Subsidiary of a Loan Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(h)     an involuntary case or other proceeding shall be commenced against any Loan Party or any Subsidiary of a Loan Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any Loan Party or any Subsidiary of a Loan Party under the federal bankruptcy laws as now or hereafter in effect; or

(i)     any Loan Party or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by any Loan Party, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(j)     one or more judgments or orders for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against any Loan Party or any Subsidiary of a Loan Party and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

(k)     a federal tax lien shall be filed against any Loan Party or any Subsidiary of a Loan Party under Section 6323 of the Code or a lien of the PBGC shall be filed against any Loan Party or any Subsidiary of a Loan Party under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

(l)     (i)     any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of the voting stock of the Borrower; or (ii) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

(m)     [Intentionally Omitted]; or

(n)     a default or event of default shall occur and be continuing under any of the Letter of Credit Agreements or any Borrower or Guarantor shall fail to observe or perform any obligation to be observed or performed by it under any Letter of Credit Agreements, and such default, event of default or failure to perform or observe any obligation continues beyond any applicable cure or grace period provided in such Letter of Credit Agreement; or

(o)     [Intentionally Omitted]; or

(p)     the occurrence of any event, act or condition which the Bank determines either does or has a reasonable probability of causing a Material Adverse Effect;

then, and in every such event, the Bank shall (i) by notice to the Borrower, terminate the Commitment and it shall thereupon terminate, (ii) declare an Event of Default under the Letter of Credit Agreements, and (iii) by notice to the Borrower, declare the Note (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents to be, and the Note (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; provided that if any Event of Default specified in clause (g) or (h) above occurs with respect to any Loan Party, without any notice to any Loan Party or any other act by the Bank, the Commitment shall thereupon automatically terminate and the Note (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Notwithstanding the foregoing, the Bank shall have available to it all other remedies at law or equity, and shall exercise any one or all of them in its sole and absolute discretion. Notwithstanding the foregoing, the Bank shall have available to it all rights and remedies provided under the Loan Documents and in addition thereto, all other rights and remedies at law or equity, and the Bank shall exercise any one or all of them in its sole and absolute discretion.

Section 6.02.     Notice of Default. The Bank shall give notice to the Borrower of any Default under Section 6.01(c).

Section 6.03.     Cash Cover. If any Event of Default shall have occurred and be continuing, the Borrower shall, if requested by the Bank, pay to the Bank an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Bank) equal to the aggregate Undrawn Amounts, provided that, if any Event of Default specified in clause (g) or (h) above occurs, the Borrower shall be obligated to pay such amount to the Bank forthwith without any notice to the Borrower or any other act by the Bank.

Section 6.04.     [Intentionally Omitted].

Section 6.05.     Allocation of Proceeds. If an Event of Default has occurred and not been waived, and the maturity of the Note has been accelerated pursuant to Article VI hereof, all payments received by the Bank hereunder, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower or any other Loan Party hereunder, shall be applied by the Bank to the Obligations in such order as the Bank shall determine in its sole and absolute discretion.

ARTICLE VII

DAMAGES

Section 7.01.     CONSEQUENTIAL DAMAGES. THE BANK SHALL NOT BE RESPONSIBLE OR LIABLE TO THE BORROWER OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES; COMPENSATION

Section 8.01.     Basis for Determining Interest Rate Inadequate or Unfair. If, on or prior to the first day of any Interest Period, (a) the Bank determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period or (b) the London Interbank Offered Rate as determined by the Bank will not adequately and fairly reflect the cost to the Bank of funding the Advances for such Interest Period, then the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Bank to make Euro-Dollar Loans shall be suspended. Unless the Borrower notifies the Bank at least 2 Domestic Business Days before the date of any Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Prime Rate Borrowing.

Section 8.02.     Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such authority, bank or agency being referred to as an “Authority” and any such event being referred to as a “Change of Law”), or compliance by the Bank with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for the Bank to make, maintain or fund its Euro-Dollar Loan, the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Bank to make the Euro-Dollar Loan shall be suspended. If the Bank shall determine that it may not lawfully continue to maintain and fund any outstanding Euro-Dollar Loan to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of the Euro-Dollar Loan of the Bank, together with accrued interest thereon and any amount due the Bank pursuant to Section 8.05(a). Concurrently with prepaying such Euro-Dollar Loan, the Borrower shall borrow a Prime Rate Loan in an equal principal amount from the Bank, and the Bank shall make such a Prime Rate Loan.

Section 8.03.     Increased Cost and Reduced Return. (a) If after the date hereof, a Change of Law or compliance by the Bank with any request or directive (whether or not having the force of law) of any Authority:

(i)     shall subject the Bank to any tax, duty or other charge with respect to any Euro-Dollar Loan, the Note or its obligation to make a Euro-Dollar Loan, or shall change the basis of taxation of payments to the Bank of the principal of or interest on any Euro-Dollar Loan or any other amounts due under this Agreement in respect of any Euro-Dollar Loan or its obligation to make a Euro-Dollar Loan (except for changes in the rate of tax on the overall net income of the Bank imposed by the jurisdiction in which the Bank’s principal executive office is located); or

(ii)     shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, the Bank; or

(iii)     shall impose on the Bank or on the United States market for certificates of deposit or the London interbank market any other condition affecting any Euro-Dollar Loan, the Note or its obligation to make a Euro-Dollar Loan;

and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by the Bank under this Agreement or under the Note with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

(b)     If the Bank shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on the Bank’s capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.

(c)     The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section. A certificate of the Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

(d)     [Intentionally Omitted].

Section 8.04.     Prime Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of the Bank to make or maintain a Euro-Dollar Loan has been suspended pursuant to Section 8.02 or (ii) the Bank has demanded compensation under Section 8.03, and the Borrower shall, by at least 5 Euro-Dollar Business Days’ prior notice to the Bank, have elected that the provisions of this Section shall apply to the Bank, then, unless and until the Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a)     all Advances which would otherwise be made by the Bank as part of a Euro-Dollar Loan shall be made instead as a Prime Rate Loan, and

(b)     after any Euro-Dollar Loan has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loan shall be applied to repay its Prime Rate Loan instead.

In the event that the Borrower shall elect that the provisions of this Section shall apply to the Bank, the Borrower shall remain liable for, and shall pay to the Bank as provided herein, all amounts due the Bank under Section 8.03 in respect of the period preceding the date of conversion of the Bank’s portion of the Loan resulting from the Borrower’s election.

Section 8.05.     Compensation. Upon the request of the Bank, delivered to the Borrower, the Borrower shall pay to the Bank such amount or amounts as shall compensate the Bank for any loss, cost or expense incurred by the Bank as a result of any of the following: (a) any payment or prepayment (pursuant to Section 2.09, Section 2.10, Section 8.02 or otherwise) of a Euro-Dollar Loan on a date other than the last day of an Interest Period for such Euro-Dollar Loan, (b) any failure by the Borrower to prepay a Euro-Dollar Loan on the date for such prepayment specified in the relevant notice of prepayment hereunder, or (c) any failure by the Borrower to borrow a Euro-Dollar Loan on the date for the Borrowing specified in the applicable Notice of Borrowing delivered pursuant to Section 2.02, which compensation shall include, without limitation, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such Euro-Dollar Loan (or, in the case of a failure to prepay or borrow, the Interest Period for such Euro-Dollar Loan which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such Euro-Dollar Loan provided for herein over (y) the amount of interest (as reasonably determined by the Bank) the Bank would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading banks in the London interbank market.

ARTICLE IX

MISCELLANEOUS

Section 9.01.     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or telecopy number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopy number specified in this Section and the telecopy machine used by the sender provides a written confirmation that such telecopy has been so transmitted or receipt of such telecopy transmission is otherwise confirmed, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, and (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Bank under Article II or Article VIII shall not be effective until received.

Section 9.02.     No Waivers. No failure or delay by the Bank in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03.     Expenses; Documentary Taxes; Indemnification. (a) The Loan Parties shall, jointly and severally, pay (i) all expenses of the Bank, including fees and disbursements of the Bank in connection with any field audits and investigations and fees and disbursements of special counsel for the Bank, in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder and (ii) if a Default occurs, all out-of-pocket expenses incurred by the Bank, including fees and disbursements of counsel, in connection with such Default and collection and other enforcement proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents.

(b)     The Loan Parties shall, jointly and severally, indemnify the Bank against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents.

(c)     The Loan Parties shall, jointly and severally, indemnify the Bank and its Affiliates and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any extension of credit by the Bank hereunder or breach by any Loan Party of this Agreement or any other Loan Document or from investigation, litigation (including, without limitation, any actions taken by the Bank to enforce this Agreement or any of the other Loan Documents) or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and the Loan Parties shall reimburse the Bank, and each of its Affiliates and their respective directors, officers, employees and agents, upon demand for any expenses (including, without limitation, legal fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

Section 9.04.     Setoffs; Sharing of Set-Offs. Each Loan Party hereby grants to the Bank, as security for the full and punctual payment and performance of the obligations of each Loan Party under this Agreement, a continuing lien on and security interest in all deposits and other sums credited by or due from the Bank to such Loan Party or subject to withdrawal by such Loan Party; and regardless of the adequacy of any collateral or other means of obtaining repayment of such obligations, the Bank may at any time upon or after the occurrence of any Event of Default, and without notice to any Loan Party, set off the whole or any portion or portions of any or all such deposits and other sums against such obligations, whether or not any other Person or Persons could also withdraw money therefrom.

Section 9.05.     Amendments and Waivers. Any provision of this Agreement, the Note or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Bank.

Section 9.06.     [Intentionally Omitted].

Section 9.07.     Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no Loan Party may assign or otherwise transfer any of its rights under this Agreement.

(b)     Anything in this Section 9.07 to the contrary notwithstanding, the Bank may assign and pledge all or any portion of the Loan and/or obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loan and/or obligations made by the Borrower to the assigning and/or pledging Bank in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect of such assigned Loan and/or obligations to the extent of such payment. No such assignment shall release the assigning and/or pledging Bank from its obligations hereunder.

Section 9.08.     Confidentiality. The Bank agrees to exercise its best efforts to keep any information delivered or made available by the Loan Parties to it which is clearly indicated to be confidential information, confidential from anyone other than persons employed or retained by the Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Loan; provided, however, that nothing herein shall prevent the Bank from disclosing such information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over the Bank, (iii) which has been publicly disclosed, (iv) to the extent reasonably required in connection with any litigation to which the Bank or its Affiliates may be a party, (v) to the extent reasonably required in connection with the exercise of any remedy hereunder, and (vi) to the Bank’s legal counsel and independent auditors.

Section 9.09.     [Intentionally Omitted].

Section 9.10.     [Intentionally Omitted].

Section 9.11.     Survival of Certain Obligations. Sections 8.03(a), 8.03(b), 8.05 and 9.03, and the obligations of the Loan Parties thereunder, shall survive, and shall continue to be enforceable notwithstanding, the termination of this Agreement and the Commitment and the payment in full of the principal of and interest on all Advances.

Section 9.12.     Virginia Law. This Agreement and each Note shall be construed in accordance with and governed by the law of the Commonwealth of Virginia.

Section 9.13.     Severability. In case any one or more of the provisions contained in this Agreement or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

Section 9.14.     Interest. In no event shall the amount of interest due or payable hereunder or under the Note exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made to the Bank by the Borrower or inadvertently received by the Bank, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Bank in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Bank not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

Section 9.15.     Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

Section 9.16.     Consent to Jurisdiction. The Loan Parties (a) submit to personal jurisdiction in the Commonwealth of Virginia, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement, the Note and the other Loan Documents, (b) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of North Carolina for the purpose of litigation to enforce this Agreement, the Note or the other Loan Documents, and (c) agrees that service of process may be made upon it in the manner prescribed in Section 9.01 for the giving of notice to the Borrower. Nothing herein contained, however, shall prevent the Bank from bringing any action or exercising any rights against any security and against the Loan Parties personally, and against any assets of the Loan Parties, within any other state or jurisdiction.

Section 9.17.     Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 9.18.     [Intentionally Omitted].

ARTICLE X

GUARANTY

Section 10.01.     [Intentionally Omitted].

Section 10.02.     Unconditional Guaranty. Each Guarantor hereby irrevocably, unconditionally and jointly and severally guarantees, each as a primary obligor and not merely as a surety, to the Bank the due and punctual payment of the principal of and the premium, if any, and interest on the Guaranteed Obligations and any and all other amounts due under or pursuant to the Loan Documents, when and as the same shall become due and payable (whether at stated maturity or by optional or mandatory prepayment or by declaration, redemption or otherwise) in accordance with the terms of the Loan Documents. The Guarantors’ guaranty under this Section is an absolute, present and continuing guarantee of payment and not of collectibility, and is in no way conditional or contingent upon any attempt to collect from the Borrower, any of the Guarantors or any other guarantor of the Guaranteed Obligations (or any portion thereof) or upon any other action, occurrence or circumstances whatsoever. In the event that the Borrower or any Guarantor shall fail so to pay any such principal, premium, interest or other amount to the Bank, the Guarantors will pay the same forthwith, without demand, presentment, protest or notice of any kind (all of which are waived by the Guarantors to the fullest extent permitted by law), in lawful money of the United States, at the place for payment specified in Loan Documents or specified by the Bank. The Guarantors further agree, promptly after demand, to pay to the Bank the costs and expenses incurred by the Bank in connection with enforcing the rights of the Bank against the Borrower and any or all of the Guarantors (whether in a bankruptcy proceeding or otherwise) following any default in payment of any of the Guarantied Obligations or the obligations of the Guarantors hereunder, including, without limitation, the fees and expenses of counsel to the Bank.

Section 10.03.     Obligations Absolute. The obligations of the Guarantors hereunder are and shall be absolute and unconditional, irrespective of the validity, regularity or enforceability of this Agreement, any of the Guaranteed Obligations or any of the Loan Documents, shall not be subject to any counterclaim, set-off, deduction or defense based upon any claim any of the Guarantors may have against the Borrower, any other Guarantor or the Bank hereunder or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, to the fullest extent permitted by law, any circumstance or condition whatsoever (whether or not any of the Guarantors shall have any knowledge or notice thereof), including, without limitation:

(a) any amendment or modification of or supplement to any of the Loan Documents or any other instrument referred to herein or therein, or any assignment or transfer of any thereof or of any interest therein, or any furnishing or acceptance of additional security for any of the Guaranteed Obligations;

(b) any waiver, consent or extension under any Loan Document or any such other instrument, or any indulgence or other action or inaction under or in respect of, or any extensions or renewals of, any Loan Document, any such other instrument or any Guaranteed Obligation;

(c) any failure, omission or delay on the part of the Bank to enforce, assert or exercise any right, power or remedy conferred on or available to the Bank against the Borrower or any Guarantor, any Subsidiary of the Borrower or any other Guarantor;

(d) any bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to the Borrower, any Subsidiary of the Borrower or any Guarantor or any property of the Borrower or any such Subsidiary or any unavailability of assets against which the Guaranteed Obligations, or any of them, may be enforced;

(e) any merger or consolidation of the Borrower, any Subsidiary of the Borrower or any Guarantor or any of the Guarantors into or with any other Person or any sale, lease or transfer of any or all of the assets of any of the Guarantors, the Borrower or any Subsidiary of the Borrower to any Person;

(f) any failure on the part of the Borrower or any Subsidiary of the Borrower or any Guarantor for any reason to comply with or perform any of the terms of any agreement with any of the Guarantors;

(g) any exercise or non-exercise by the Bank of any right, remedy, power or privilege under or in respect of any of the Loan Documents or the Guaranteed Obligations, including, without limitation, under this Section;

(h) any default, failure or delay, willful or otherwise, in the performance or payment of any of the Guaranteed Obligations;

(i) any furnishing or acceptance of security, or any release, substitution or exchange thereof, for any of the Guaranteed Obligations;

(j) any failure to give notice to any of the Guarantors of the occurrence of any breach or violation of, or any event of default or any default under or with respect to, any of the Loan Documents or the Guaranteed Obligations;

(k) any partial prepayment, or any assignment or transfer, of any of the Guaranteed Obligations; or

(l) any other circumstance (other than indefeasible payment in full) which might otherwise constitute a legal or equitable discharge or defense of a guarantor or which might in any manner or to any extent vary the risk of such Guarantor.

The Guarantors covenant that their respective obligations hereunder will not be discharged except by complete performance of the obligations contained in the Loan Documents and this Agreement and the final and indefeasible payment in full of the Guaranteed Obligations. The Guarantors unconditionally waive, to the fullest extent permitted by law (A) notice of any of the matters referred to in this Section, (B) any and all rights which any of the Guarantors may now or hereafter have arising under, and any right to claim a discharge of the Guarantor’s obligations hereunder by reason of the failure or refusal by the Bank to take any action pursuant to a notice given under, Sections 49-25 or 49-26 of the Code of Virginia (1950), as amended, or any similar or successor provisions, (C) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of the Bank against the Guarantors, including, without limitation, presentment to or demand of payment from the Borrower, any of the Borrower’s Subsidiaries or any of the other Guarantors with respect to any Loan Document or this agreement, notice of acceptance of the Guarantors’ guarantee hereunder and/or notice to the Borrower, any of the Borrower’s Subsidiaries or any Guarantor of default or protest for nonpayment or dishonor, (D) any diligence in collection from or protection of or realization upon all or any portion of the Guaranteed Obligations or any security therefor, any liability hereunder, or any party primarily or secondarily liable for all or any portion of the Guaranteed Obligations, and (E) any duty or obligation of the Bank to proceed to collect all or any portion of the Guaranteed Obligations from, or to commence an action against, the Borrower, any Guarantor or any other Person, or to resort to any security or to any balance of any deposit account or credit on the books of the Bank in favor of the Borrower, any Guarantor or any other Person, despite any notice or request of any of the Guarantors to do so.

Section 10.04.     Continuing Obligations; Reinstatement. The obligations of the Guarantors under this Article X are continuing obligations and shall continue in full force and effect until such time as all of the Guaranteed Obligations (and any renewals and extensions thereof) shall have been finally and indefeasibly paid and satisfied in full. The obligations of the Guarantors under this Article X shall continue to be effective or be automatically reinstated, as the case may be, if any payment made by the Borrower, any Guarantor or any Subsidiary of the Borrower or any Guarantor on, under or in respect of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the recipient upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, any Guarantor or any such Subsidiary, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Borrower, any Guarantor or any such Subsidiary or any substantial part of the property of the Borrower, any Guarantor or any such Subsidiary, or otherwise, all as though such payment had not been made. If an event permitting the acceleration of all or any portion of the Guaranteed Obligations shall at any time have occurred and be continuing, and such acceleration shall at such time be stayed, enjoined or otherwise prevented for any reason, including without limitation because of the pendency of a case or proceeding relating to the Borrower, any Guarantor or any Subsidiary of the Borrower or any Guarantor under any bankruptcy or insolvency law, for purposes of this Article X and the obligations of the Guarantors hereunder, such Guaranteed Obligations shall be deemed to have been accelerated with the same effect as if such Guaranteed Obligations had been accelerated in accordance with the terms of the applicable Loan Documents or of this Agreement.

Section 10.05.     Additional Security, Etc. The Guarantors authorize the Bank without notice to or demand on the Guarantors and without affecting their liability hereunder, from time to time (a) to obtain additional or substitute endorsers or guarantors; (b) to exercise or refrain from exercising any rights against, and grant indulgences to, the Borrower, any Subsidiary of the Borrower, any other Guarantor or others; and (c) to apply any sums, by whomsoever paid or however realized, to the payment of the principal of, premium, if any, and interest on, and other obligations consisting of, the Guaranteed Obligations. The Guarantors waive any right to require the Bank to proceed against any additional or substitute endorsers or guarantors or the Borrower or any of their Subsidiaries or any other Person or to pursue any other remedy available to the Bank.

Section 10.06.     Information Concerning the Borrowers. The Guarantors assume all responsibility for being and keeping themselves informed of the financial condition and assets of the Borrower, the other Guarantors and their respective Subsidiaries, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Guarantors assume and insure hereunder, and agree that the Bank shall not have any duty to advise the Guarantors of information known to the Bank regarding or in any manner relevant to any of such circumstances or risks.

Section 10.07.     Guarantors’ Subordination. The Guarantors hereby absolutely subordinate, both in right of payment and in time of payment, any present and future indebtedness of the Borrower or any Subsidiary of the Borrower or any Guarantor to any or all of the Guarantors to the indebtedness of the Borrower or any such Subsidiary to the Bank, provided that the Guarantors may receive scheduled payments of principal, premium (if any) and interest in respect of such present or future indebtedness so long as there is no Event of Default then in existence.

Section 10.08.     Waiver of Subrogation. Notwithstanding anything herein to the contrary, the Guarantors hereby waive any right of subrogation (under contract, Section 509 of the Bankruptcy Code or otherwise) or any other right of indemnity, reimbursement or contribution and hereby waive any right to enforce any remedy that the Bank now has or may hereafter have against the Borrower, any Guarantor or any endorser or any other guarantor of all or any part of the Guaranteed Obligations, and the Guarantors hereby waive any benefit of, and any right to participate in, any security or collateral given to the Bank to secure payment or performance of the Guaranteed Obligations or any other liability of the Borrower to the Bank. The waiver contained in this Section shall continue and survive the termination of this Agreement and the final and indefeasible payment in full of the Guaranteed Obligations.

Section 10.09.     Enforcement. In the event that the Guarantors shall fail forthwith to pay upon demand of the Bank any amounts due pursuant to this Article X or to perform or comply with or to cause performance or compliance with any other obligation of the Guarantors under this Agreement, the Bank shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid or for the performance of or compliance with such terms, and may prosecute any such action or proceeding to judgment or final decree and may enforce such judgment or final decree against the Guarantors and collect in the manner provided by law out of the property of the Guarantors, wherever situated, any monies adjudged or decreed to be payable. The obligations of the Guarantors under this Agreement are continuing obligations and a fresh cause of action shall arise in respect of each default hereunder.

Section 10.10.     Miscellaneous. Except as may otherwise be expressly agreed upon in writing, the liability of the Guarantors under this Article X shall neither affect nor be affected by any prior or subsequent guaranty by the Guarantors of any other indebtedness to the Bank. Notwithstanding anything in this Article X to the contrary, the maximum liability of each Guarantor hereunder shall in no event exceed the maximum amount which could be paid out by such Guarantor without rendering such Guarantor’s obligations under this Article X, in whole or in part, void or voidable under applicable law, including, without limitation, (i) the Bankruptcy Code of 1978, as amended, and (ii) any applicable state or federal law relative to fraudulent conveyances.

Section 10.11.     Amended, Restated and Replacement Agreement. This Agreement amends, restates and replaces in its entirety the Original Credit Agreement, all effective as of the Restatement Effective Date.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

BASSETT FURNITURE INDUSTRIES, INCORPORATED

[Corporate Seal]	By: /S/ J. Micheal Daniel (SEAL) Name: J. Michael Daniel Title: Senior Vice President, Chief Financial Officer

By: /S/ Jay R. Hervey (SEAL) Name: Jay R. Hervey Title: Vice President, General Counsel and Secretary

c/o Bassett Furniture Industries, Incorporated

3525 Fairystone Park Highway

P.O. Box 626

Bassett, Virginia 24055

Attention: Jay R. Hervey

Telecopy number: (276) 629-6311

Telephone number: (276) 629-6000

BASSETT FURNITURE INDUSTRIES OF NORTH CAROLINA, LLC

[Corporate Seal]	By: Bassett Furniture Industries, Incorporated Its sole Member and Manager

By: /S/ J. Micheal Daniel (SEAL) Name: J. Michael Daniel Title: Senior Vice President, Chief Financial Officer

By: /S/ Jay R. Hervey (SEAL) Name: Jay R. Hervey Title: Vice President, General Counsel and Secretary

c/o Bassett Furniture Industries, Incorporated

3525 Fairystone Park Highway

P.O. Box 626

Bassett, Virginia 24055

Attention: Jay R. Hervey

Telecopy number: (276) 629-6311

Telephone number: (276) 629-6000

BASSETT DIRECT STORES, LLC

By: Bassett Direct Stores, LLC Its sole Member and Manager

[Corporate Seal]	By: Bassett Furniture Industries, Incorporated Its sole Member and Manager

By:        /S/ J. Micheal Daniel               (SEAL)

Name:   J. Michael Daniel

Title:     Senior Vice President, Chief Financial Officer

By:        /S/ Jay R. Hervey                       (SEAL)

Name:   Jay R. Hervey

Title:     Vice President, General Counsel and Secretary

c/o Bassett Furniture Industries, Incorporated

3525 Fairystone Park Highway

P.O. Box 626

Bassett, Virginia 24055

Attention: Jay R. Hervey

Telecopy number: (276) 629-6311

Telephone number: (276) 629-6000

BASSETT DIRECT NC, LLC

By:        Bassett Direct Stores, LLC

Its sole Member and Manager

[Corporate Seal]

By:     Bassett Furniture Industries, Incorporated

Its sole Member and Manager

By:        /S/ J. Micheal Daniel               (SEAL)

Name:   J. Michael Daniel

Title:     Senior Vice President, Chief Financial Officer

By:        /S/ Jay R. Hervey                       (SEAL)

Name:   Jay R. Hervey

Title:    Vice President, General Counsel and Secretary

c/o Bassett Furniture Industries, Incorporated

3525 Fairystone Park Highway

P.O. Box 626

Bassett, Virginia 24055

Attention: Jay R. Hervey

Telecopy number: (276) 629-6311

Telephone number: (276) 629-6000

BASSETT DIRECT SC, LLC By: Bassett Direct Stores, LLC Its sole Member and Manager

[Corporate Seal]

By:        Bassett Furniture Industries, Incorporated

Its sole Member and Manager

By:       /S/ J. Michael Daniel          (SEAL)

Name:   J. Michael Daniel

Title:     Senior Vice President, Chief Financial Officer

By:        /S/ Jay R. Hervey          (SEAL)

Name:   Jay R. Hervey

Title:     Vice President, General Counsel and Secretary

c/o Bassett Furniture Industries, Incorporated

3525 Fairystone Park Highway

P.O. Box 626

Bassett, Virginia 24055

Attention: Jay R. Hervey

Telecopy number: (276) 629-6311

Telephone number: (276) 629-6000

BRANCH BANKING AND TRUST COMPANY

By:        /S/ Ray D. Vaughn               (SEAL)

              Ray D. Vaughan, Senior Vice President

Branch Banking and Trust Company

310 First Street

Roanoke, Virginia 24011

Attention: Ray D. Vaughan

Telecopy number: (540) 510-3280

Telephone number: (540 344-6897